As filed with the Securities and Exchange Commission on January 7, 2026

Registration No. 333-280919

Registration No. 333-284022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

Form S-1

Registration Statement No. 333-280919

Registration Statement No. 333-284022

UNDER

THE SECURITIES ACT OF 1933

CIDARA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	46-1537286
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

6310 Nancy Ridge Drive, Suite 101

San Diego, California 92121

(858) 752-6170

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kelly E.W. Grez

Secretary

6310 Nancy Ridge Drive, Suite 101

San Diego, California 92121

(858) 752-6170

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Saee Muzumdar

Sebastian L. Fain

Gibson, Dunn & Crutcher LLP

200 Park Avenue New York, NY 10166

(212) 351-4035

Approximate date of commencement of proposed sale to the public: Not Applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-1 (the “Registration Statements”) filed by Cidara Therapeutics, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission:

•

Registration No. 333-280919, filed on July 19, 2024 and declared effective on July 31, 2024, registering the offer and sale of up to 16,800,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), by certain selling stockholders; and

•

Registration No. 333-284022, filed on December 23, 2024 and declared effective on December 31, 2024, registering the offer and sale of up to 7,041,309 shares of Common Stock, of which 3,892,274 shares were issued and outstanding and 3,149,035 shares were issuable upon the exercise of pre-funded warrants, by certain selling stockholders.

Pursuant to the Agreement and Plan of Merger, dated as of November 13, 2025 (the “Merger Agreement”), by and among the Company, Merck Sharp & Dohme LLC, a New Jersey limited liability company (“Parent”) and Caymus Purchaser, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), Purchaser merged with and into the Company, with the Company continuing as the surviving corporation and a direct wholly owned subsidiary of Parent. As a result of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of its securities pursuant to the Registration Statements and hereby removes and withdraws from registration all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rahway, in the State of New Jersey, on this 7th day of January, 2026.

CIDARA THERAPEUTICS, INC. (REGISTRANT)

By:	/s/ Kelly E.W. Grez
Name:	Kelly E.W. Grez
Title:	Secretary

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statements.